EXHIBIT 99.2

Conference Call/Webcast Reminder:

Time:	Today, Wednesday, Oct. 22nd at 5:00 p.m. EDT
Dial-in:	630-395-0019, passcode “BackWeb’’
Live webcast/replay:	www.backweb.com or www.fulldisclosure.com
Replay:	402-220-3571

For Immediate Release

THE OFFLINE WEB COMPANY

BACKWEB Q3 REVENUE RISES TO $1.75 MILLION; CASH AND CASH EQUIVALENTS TOTAL
$17.0 MILLION AT SEPTEMBER 30TH

Erez Lorber, VP Worldwide Sales and Business Development,
Promoted To CEO Role; Eli Barkat Maintains Position of Chairman

SAN JOSE, Calif., – October 22, 2003 – BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline Web software, today announced financial results for its third quarter ended September 30, 2003. Separately, the Company announced that Erez Lorber, VP of Worldwide Sales and Business Development, has been promoted to CEO, effective January 1, 2004, replacing Eli Barkat, who will remain as BackWeb’s Chairman.

BackWeb achieved net revenue of $1.75 million in the third quarter of 2003, compared to 2003 second quarter net revenue of $1.47 million and net revenue of $0.90 million in the third quarter of 2002. License revenue was approximately $0.9 million in the quarter, approximately 2/3rds of which related to the BackWeb® ProactivePortal® Server (PPS) product. PPS customers in the period included Ondeo Nalco, Pfizer, Lam Research and Centocor.

BackWeb reported a net loss of $2.5 million, or $0.06 per share, for the third quarter of 2003, compared to a 2003 second quarter net loss of $2.6 million, or $0.07 per share, and to a 2002 third quarter net loss of $11.3 million, or $0.29 per share, which included $4.7 million in restructuring charges and a $1.8 million write off of intangibles. At the close of the third quarter of 2003, BackWeb had cash and cash equivalents totaling $17.0 million and no long-term debt.

Eli Barkat, chairman and CEO of BackWeb Technologies, commented, “We believe our third quarter results reflect a ramp-up in market momentum for offline solutions and our products. We are encouraged to see a rise in qualified customer prospects and in our potential order pipeline, however, we would need to see further improvements in visibility before we would be ready to provide any forward-looking guidance on operating results.”

“Underscoring the steady growth in interest for offline access and BackWeb, industry analysts and Web infrastructure ISVs are confirming an expanded number of customer inquiries about offline solutions and are increasingly validating our product’s solution by pointing customers to BackWeb. We believe that this is mostly due to the favorable feedback and strong levels of customer satisfaction we are achieving in our customer deployments, which are increasing each quarter.”

BackWeb Announces Q3 2003 Financial Results, 10/22/03	Page 2 of 4

“These overall improvements are still not enough, but they serve to solidify our confidence in our positioning and longer-term outlook. It is in this more encouraging setting, combined with the talent and experience of Erez Lorber and the other senior managers in the company, that I feel confident that the timing is right to transition my CEO functions to Erez at year-end 2003.”

About BackWeb Technologies:

BackWeb Technologies is a leading offline Web software company. BackWeb extends the value of technology investments by offering mobile and remote employees offline access to portals, intranets and other Web-based applications and content. The company’s products reduce network costs and improve the productivity of an increasingly mobile workforce. BackWeb addresses the need mobile users have to access and update critical Web applications and documents such as customer forecasts, time sheets, design sheets, service guides, sales tools, pricing, and work orders amongst others when they are working out of the office and disconnected from a network. Offerings include three software packages:

BackWeb ProactivePortal Server, Version 3 integrates with portal frameworks, intranets, and websites to extend their access to users who are frequently disconnected from the network or offline. Its new two-way synchronization capability enables field personnel to both access and publish to the portal while disconnected, creating greater efficiency and improved portal data accuracy and value;

BackWeb e-AcceleratorTM provides a publishing and content management solution for online and offline content access; and

BackWeb FoundationTM enables Web-based applications to deliver and update software changes, manual updates, etc., with efficient use of network resources.

BackWeb Advantages: BackWeb technology includes: patented Polite® network-sensitive background content delivery that can deliver any size data without impacting the performance of other network applications; HTML tags allowing customers to integrate BackWeb’s infrastructure into their websites and portals without rewriting code; and Web protocol and representation that creates an offline end-user experience that is essentially equal to being online.

BackWeb Customers and Partners: BackWeb Technologies’ customers include ABB, Cisco Systems, Eastman Kodak, Fidelity Investments, Guidant Corporation, Hewlett-Packard, IBM, M&M Mars, NBC, Owens Illinois, Siemens, and more than one hundred other companies. BackWeb also has reseller alliances with enterprise portal leaders IBM and SAP.

BackWeb is headquartered in San Jose, California and Ramat-Gan, Israel. For more information, visit www.backweb.com or call (800) 863-0100.

© 2003 BackWeb Technologies Ltd. All rights reserved. BackWeb, the BackWeb logo ProactivePortal, and Polite are registered trademarks, and e-Accelerator and Foundation are trademarks, of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.

Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include statements regarding: market momentum, order pipeline, customer satisfaction, analyst support, and growing awareness and interest in offline access and BackWeb’s products; the increase in customer deployments and that they are increasing each quarter; the value of BackWeb’s technology to mobile and remote employees; and the ability of the Company’s products to reduce network costs and improve productivity. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ

BackWeb Announces Q3 2003 Financial Results, 10/22/03	Page 3 of 4

materially from expectations include, but are not limited to, a prolonged downturn in general economic conditions or IT industry spending; market acceptance of offline access products; the ability of the Company to develop innovative technology and deliver solutions that meet customer needs; and potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, such as Forms 10-K and 10-Q, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

# # #

Contacts:	Michael Morgan	Karin Oloffson, David Collins
	Chief Financial Officer	Jaffoni & Collins
	(408) 933-1700	(212) 835-8500 or bweb@jcir.com
investors@backweb.com

BackWeb Announces Q3 2003 Financial Results, 10/22/03	Page 4 of 4

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2003	2002
	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$17,003	$18,272
Short-term investments	—	5,485
Trade accounts receivable, net	1,822	1,659
Other current assets	1,071	1,523

Total current assets	19,896	26,939

Long term investments and other assets	347	1,387
Property and equipment, net	418	1,083
Total assets	$20,661	$29,409

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,324	$5,340
Deferred revenue	1,110	1,265

Total current liabilities	6,434	6,605

Long-term liabilities	108	283
Total shareholders’ equity	14,119	22,521

Total liabilities and shareholders’ equity	$20,661	$29,409

BackWeb Announces Q3 2003 Financial Results, 10/22/03	Page 4 of 4

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue:
License	$911	$148	$2,379	$1,571
Service	843	754	2,367	3,433

Total revenue	1,754	902	4,746	5,004
Cost of revenue:
License	29	46	102	173
Service	239	813	724	2,791

Total cost of revenue	268	859	826	2,964

Gross profit	1,486	43	3,920	2,040

Operating expenses:
Research and development	1,181	1,438	3,509	4,998
Sales and marketing	1,454	2,505	4,851	8,601
General and administrative	1,297	1,226	3,323	3,797
Restructuring charge	—	4,678	—	4,678
Write-off of intellectual property, and other intangibles	—	1,764	—	1,764
Amortization of other intangibles and deferred stock compensation	—	—	—	1,782

Total operating expenses	3,932	11,611	11,683	25,620

Loss from operations	(2,446)	(11,568)	(7,763)	(23,580)
Finance and other income, net	(44)	268	27	1,088
Write-down of an equity investment	—	—	(1,000)	—

Net loss	$(2,490)	$(11,300)	$(8,736)	$(22,492)

Net loss per share	$(0.06)	$(0.29)	$(0.22)	$(0.57)

Shares used in computing net loss per share	40,311	39,512	40,019	39,222